Exhibit 99.4

Unaudited Pro Forma Financial Information for Ducommun Incorporated (“Ducommun”) for the Year Ended December 31, 2005 and Miltec Corporation (“Miltec”) for Year Ended September 30, 2005.

Ducommun Incorporated

Pro Forma Financial Information

(Unaudited)

The following unaudited pro forma financial statements reflect the acquisition by Ducommun on January 6, 2006, for $50,000,000 (including assumed indebtedness) plus contingent payments not to exceed $3,000,000. The purchase price is subject to adjustment based on a closing balance sheet and certain tax refunds. The acquisition was accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined balance sheet at December 31, 2005 gives effect to the acquisition of Miltec assuming the transaction was consummated as of December 31, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 for Ducommun and the year ended September 30, 2005 for Miltec gives effect to the acquisition of Miltec assuming the transaction was consummated as of the beginning of the period presented. The unaudited pro forma condensed combined statement of operations combined the historical statement of operations of Ducommun and Miltec for the year ended December 31, 2005 for Ducommun and September 30, 2005 for Miltec.

The Miltec acquisition will be accounted for using the purchase method of accounting. The purchase price will be allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill. The amount and allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of the tangible net book value of Miltec on the closing date and the fair value of certain acquired assets and liabilities. The Miltec acquisition will be included in the Ducommun Incorporated Form 10-Q for the period ended April 1, 2006.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated at the beginning of the periods presented and should not be construed as representative of future operating results. The pro forma financial statements should also be read in conjunction with Ducommun’s consolidated financial statements and notes set forth in the Report on Form 10-K for the year ended December 31, 2005.

Ducommun Incorporated

Pro Forma Condensed Combined Balance Sheet

December 31, 2005

(Amounts in thousands)

(Unaudited)

	Ducommun	Miltec	Pro Forma Adjustments		Ducommun and Miltec Combined
ASSETS
Current Assets:
Cash and cash equivalents	$19,221	$386	$(19,607	)(d)	$—
Accounts receivable (less allowance for doubtful accounts)	32,890	4,367	—		37,257
Unbilled receivables	—	2,559	—		2,559
Inventories , net	53,299	—	—		53,299
Deferred income taxes	6,048	—	—		6,048
Prepaid income taxes	56	—	—		56
Other current assets	4,464	457	1,000	( b )	5,921

Total Current Assets	115,978	7,769	(18,607)		105,140
Property and Equipment, Net	52,481	585	—		53,066
Excess of Cost Over Net Tangible Assets Acquired	57,201	—	47,393	( c )	104,594
Other Assets, Net	2,309	14	—		2,323

	$227,969	$8,368	$28,786		$265,123

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$2,189	$(2,189	) ( a )	$—
Accounts payable	17,787	844	—		18,631
Accrued liabilities	33,879	4,108	1,162	( e )	39,149
Contingent liability - DCAA	—	934	—		934

Total Current Liabilities	51,666	8,075	(1,027)		58,714
Long-Term Debt	—	—	30,106	( d )	30,106
Deferred Income Taxes	5,752	—	—		5,752
Other Long-Term Liabilities	2,700	—	—		2,700

Total Liabilities	60,118	8,075	29,079		97,272
Shareholders’ Equity:	167,851	293	(293	) (f)	167,851

	$227,969	$8,368	$28,786		$265,123

(a)	This adjustment is made to exclude assets and liabilities not acquired.

(b)	This adjustment is required to reflect the excess of acquisition cost over the fair value of net tangible assets acquired (Current portion of intangibles.)

(c)	This adjustment is required to reflect the excess of acquisition cost over the fair value of net tangible assets acquired (Goodwill and long-term portion of intangibles).

(d)	This adjustment is made to reflect bank borrowings, notes payable and other liabilities assumed to finance the transaction.

(e)	This adjustment is made to reflect assumed liabilities, including transaction costs.

(f)	This adjustment is made to eliminate the shareholders' equity accounts of Miltec.

DUCOMMUN INCORPORATED

Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2005

(Amounts in thousands)

(Unaudited)

	Ducommun	Miltec	Pro Forma Adjustments		Ducommun and Miltec Combined
Net Sales	$249,696	$40,430	$—		$290,126

Operating Costs and Expenses:
Cost of goods sold	198,041	31,511	—		229,552
Selling, general and administrative expenses	31,057	6,895	—		37,952
Intangibles amortization expense	—	—	1,000	( a )	1,000

Total Operating Costs and Expenses	229,098	38,406	1,000		268,504

Operating Income	20,598	2,024	(1,000)		21,622
Interest Income (Expense), Net	522	(173)	(1,557	) ( b )	(1,208)

Income from Operations Before Taxes	21,120	1,851	(2,557)		20,414
Income Tax Expense	(5,127)	—	172	( c )	(4,955)

Net Income	$15,993	$1,851	$(2,385)		$15,459

Earnings Per Share:
Basic	$1.59	$—	$—		$1.54
Diluted	1.57	—	—		1.52
Weighted Average Number of Common Shares Outstanding:
Basic	10,065	—	—		10,065
Diluted	10,164	—	—		10,164

(a)	Record amortization of intangibles arising on the Miltec acquisition on a straight line basis over 13 years.

(b)	This adjustment is made to reflect incremental interest on bank borrowings and notes payable used to finance the transaction at an approximate interest rate of 5.00%.

(c)	Represents the tax effects of the above adjustments of Ducommun's approximate tax rate of 24.3%.